Exhibit (a)(vii)

                           FORM OF E-MAIL CONFIRMATION
                           OF RECEIPT OF ELECTION FORM

This e-mail confirms our receipt of your Election Form, which sets forth your election to exchange one or more of your outstanding options for cancellation and regrant in the PMC-Sierra, Inc. ("PMC") voluntary stock option exchange program. This e-mail does not serve as a formal acceptance by PMC of the options designated on your Election Form for cancellation and regrant, per the terms and conditions of the Offer to Exchange Certain Outstanding Options for New Options dated August 27, 2002 (the "Offer") previously distributed to you and filed with the SEC. A formal notice of the acceptance/rejection of your options will be sent to you promptly after the expiration of the Offer, which is currently scheduled to occur at 9:00 p.m., Pacific Daylight Time, on September 25, 2002 (the "Expiration Date").

Your election to exchange your options may be withdrawn or changed at any time prior to the Expiration Date. To withdraw your election, you must submit a Notice to Withdraw from the Offer prior to the Expiration Date per the procedures set forth in the Offer. To change your election, you must submit a new Election Form prior to the Expiration Date per the procedures set forth in the Offer.

If you have questions regarding this confirmation, contact:

         All Eligible Persons
         (except in Canada):                     Eligible Persons in Canada:
         -------------------                     --------------------------

         PMC-Sierra, Inc.                        PMC-Sierra, Ltd.
         Treasury Department                     Treasury Department
         Attention: Lydie Dutton                 Attention: Nick Schneider
         3975 Freedom Circle                     8555 Baxter Place
         Santa Clara, CA 95054                   Burnaby, B.C. V5A 4V7
         Ph:   (408) 239-8160                    Ph:   (604) 415-6636
         Fax: (408) 239-8165                     Fax: (604) 415-6608

You should direct questions about the Offer to:

                  Glen Kayll
                  Treasurer
                  PMC-Sierra
                  telephone (408) 988-7717 or (604) 415-6162
                  treasurer@pmc-sierra.com

Thank you,

Treasury Department
PMC-Sierra